STOCK AND NOTE PURCHASE AGREEMENT

between

SYBLEU Inc.

and

Worldwide Holdings Investment Group, L.L.C.

and

The Noteholders (as identified herein)

dated as of

April 12, 2024

1

STOCK AND NOTE PURCHASE AGREEMENT

This Stock and Note Purchase Agreement (this “Agreement”), dated as of April 12, 2024, is entered into between SYBLEU Inc., a Wyoming corporation (“Company”), Worldwide Holdings Investment Group, L.L.C., a Utah limited liability company (“Purchaser”), Zander Therapeutics, Inc. (“Zander Therapeutics, Inc.”), Zander Biologics, Inc. (“Zander Biologics”), Bostonia Partners, Inc. (“Bostonia” and, together with Zander Therapeutics, Inc. and Zander Biologics, the “Noteholders”), Harry Lander (“Lander”) and Joseph G. Vaini (“Vaini” and, together with Lander, the “Sellers”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Zander Therapeutics, Inc. is holder of certain notes of the Company in aggregate principal amount of $29,000 (the “Zander Therapeutic Held Notes”);

WHEREAS, Zander Biologics is holder of certain notes of the Company in aggregate principal amount of $300,000 (the “Zander Biologics Held Notes”);

WHEREAS, Bostonia is the holder of certain notes of the Company in aggregate principal amount of $165,000 (the “Bostonia Held Notes” and, collectively with the Zander Therapeutic Held Notes and the Zander Biologics Held Notes, the “Notes”);

WHEREAS, on the terms hereof and subject to the conditions herein, the Purchaser wishes to purchase from the Noteholders all of the Notes and the Noteholders, on the terms hereof and subject to the conditions herein, wish to sell to the Purchaser all of the Notes;

WHEREAS, certain of the Notes are due and payable and whereas the Company lacks the funds necessary to repay those Notes;

WHEREAS, on the terms hereof and subject to the conditions herein, the Purchaser wishes to purchase ((i) and (ii), collectively, the “Purchase Shares”) (i) 88,789,000 shares (the “Note Conversion Shares”) of the Company’s common stock from the Company and the Company wishes to sell the Note Conversion Shares to the Purchaser in satisfaction of the Company’s obligations under the Notes and (ii) an aggregate of 6,210,790 shares of the Company’s common stock from the Sellers (the “Seller Shares”) and the Sellers wish to sell the Seller Shares to the Purchaser;

OW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and sale OF THE Notes AND SELLER SHARES

Section 1.01  Purchase and Sale of the Notes and Seller Shares. On or prior to the date hereof, the Purchaser paid or caused to be paid into escrow an aggregate of $461,500 (the “Escrowed Funds”) pursuant to that certain escrow agreement by and between the Noteholders and the Purchaser dated February 22, 2024, as amended by those certain amendments dated March 7, 2024, March 22, 2024, and April 3, 2024 (as so amended, the “Escrow Agreement”). By the execution hereof, the Parties agree that the Escrow Agent (as identified in the Escrow Agreement) may disburse (i) $458,499 (the “Note Purchase Price”) to the Noteholders (the Escrow Agent is hereby expressly made a third party beneficiary of this Agreement); and (ii) $1.00 (the “Seller Shares Purchase Price” and, collectively with the Note Purchase Price, the “Purchase Price”) to the Sellers; and that the Escrow Agent may retain $3,000 in full satisfaction of the escrow agent fees payable by the Noteholders and the Purchaser under the Escrow Agreement.

Section 1.02  Seller Forfeiture of Capital Stock and Company Authorization of Transfer. Subject to the terms and conditions set forth herein, at the Closing, the Sellers shall sell to Purchaser, and Purchaser shall purchase from the Sellers, the Seller Shares, free and clear of any Encumbrance. The Company authorizes and agrees to the transfers contemplated herein of the shares held by Vaini and Lander to the Purchaser, despite each of their respective lock up agreements dated on or around December 2023 included as Schedule 1 of the Employment Agreements between the Company and Vaini and the Company and Lander.

Section 1.03  Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the "Closing Date") at the offices of Parr Brown Gee & Loveless, P.C., 101 S. 200 East, Suite 700, Salt Lake City, Utah, 84111, or remotely by exchange of documents and signatures (or their electronic counterparts). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Mountain time on the Closing Date.

Section 1.04  Surrender of Notes. At the Closing, each Noteholder shall surrender original copies of the Notes to the Purchaser or deliver notarized lost note affidavits in the form attached as Exhibit XIII hereto.

ARTICLE II purchase and sale of the Note Conversion shares

Section 2.01  Sale. Subject to the terms and conditions set forth herein, at the Closing, Company shall sell to Purchaser, and Purchaser shall purchase from Company, the Purchase Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, community property interest, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”).

Section 2.02  Note Conversion Shares Purchase Price. The purchase price for the Note Conversion Shares shall be the redemption of the Notes by the Company from the Purchaser and the Purchaser hereby agrees to surrender the Notes to the Company in exchange for the Purchase Shares.

ARTICLE III CONDITIONS PRECEDENT TO CLOSING, DELIVERABLES

Section 3.01  Closing Deliverables. On or prior to the Closing Date, Sellers and Noteholders shall provide or cause to be provided to Purchaser in accordance with the terms and conditions of the Escrow Agreement:

(a)  The duly executed resignation of Vaini as Director, President, Chief Executive Officer, Secretary, Chief Financial Officer, Treasurer and Principal Accounting Officer in the form as set forth in Exhibit I hereto (the “Vaini Letter of Resignation”) dated as of the Closing Date.

(b)  The duly executed resignation of Lander as Chief Scientific Officer of the Company in the form as set forth in Exhibit II hereto (the “Lander Letter of Resignation”) dated as of the Closing Date.

(c)  The appointment by the Board of Directors of the Company of the following persons (“New Management”) to the following positions in the form as set forth in Exhibit III hereto (the “Written Consent of Director”):

(d)  Stock powers and other instruments of transfer duly executed in blank necessary to transfer ownership free of encumbrance to 3,210,790 shares held by Vaini and 3,000,000 shares held by Lander to the Purchaser in the forms as set forth in Exhibits IV and V, respectively, hereto (the “Vaini Stock Power” and the “Lander Stock Power”) dated as of the Closing Date.

(e)  A certificate of the Secretary (or other officer) of Company certifying: (i) that attached thereto are true and complete copies of all resolutions of the board of directors and the stockholders of Company authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the "Transaction Documents") to which Company is a party and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect; (ii) the names, titles, and signatures of the officers of Company authorized to sign this Agreement and the other Transaction Documents; and (iii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect in the form as set forth in Exhibit VI hereto (the “Secretary’s Certificate”).

(f)  A good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of Wyoming and each jurisdiction where the Company is required to be qualified, registered, or authorized to do business. The term "Governmental Authority" means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

(g)  Forgiveness and specific release duly executed by Timothy Foat of the Company’s obligation to issue Timothy Foat 125,000 common shares pursuant to that certain agreement by and between Foat and the Company dated March 13, 2023 and in the form as set forth in Exhibit VII hereto (the “Foat Agreement”) dated as of the Closing Date.

(h)  A duly executed agreement by and between the Company and DYO Biotechnologies, Pty, Ltd (“DYO”) terminating that certain license granted by DYO to the Company as of the Closing Date and in the form as set forth in Exhibit VIII hereto (the “DYO Agreement”).

(i)  A duly executed amendment to that certain agreement by and between the Company and Zander Biologics, Inc. (the “Zander Biologics Agreement”) entered into on June 30, 2023, including a specific release to the Company relieving the Company of the obligation to pay Zander Biologics 1,000,000 shares of the Company’s common stock pursuant to Section 2(b) of the Zander Biologics Agreement in the form as set forth in Exhibit IX hereto (the “Zander Biologics Amendment”) dated as of the Closing Date.

(j)  Duly executed documents assigning all right, title and interest to the Notes and accrued interest thereon to the Buyer and in the forms as set forth in Exhibits X, XI and XII hereto (respectively, the “Zander Biologics Assignment of Promissory Note”, the “Zander Therapeutics Assignment of Promissory Notes”, and the “Bostonia Partners Assignment of Promissory Notes”) dated as of the Closing Date.

(k)  A certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Company is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986 (as amended, the "Code") dated as of the Closing Date.

ARTICLE IV
Representations and warranties of Company and Sellers

Section 4.01  Organization and Authority of Company. Company is a corporation duly incorporated, validly existing, and in good standing under the Laws (as defined in Section 4.05) of the state of Wyoming. Company has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Company is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Company of this Agreement and any other Transaction Document to which Company is a party, the performance by Company of its obligations hereunder and thereunder, and the consummation by Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Company. This Agreement and each Transaction Document to which Company is a party constitute legal, valid, and binding obligations of Company enforceable against Company in accordance with their respective terms.

Section 4.02  Organization, Authority, and Qualification of the Company. The Company is a corporation duly incorporated, validly existing, and in good standing under the Laws of the state of Wyoming and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

Section 4.03  Capitalization.

(a)  The authorized shares of the Company consist of 100,000,000 shares of common stock, $0.0001 par value, of which 10,613,492 shares are issued and outstanding as of the date hereof. All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by Company, free and clear of all Encumbrances. Upon the transfer, assignment, and delivery of the Shares and payment therefor in accordance with the terms of this Agreement, Purchaser shall own all of the Shares, free and clear of all Encumbrances.

(b)  All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement or commitment to which Company or the Company is a party or is subject to or in violation of any preemptive or similar rights of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a "Person").

(c)  There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of the Company or obligating Company or the Company to issue or sell any shares of, or any other interest in, the Company. There are no voting trusts, stockholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the Shares.

Section 4.04  No Subsidiaries. The Company does not have, or have the right to acquire, an ownership interest in any other Person.

Section 4.05  No Conflicts or Consents. The execution, delivery, and performance by Company of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Company or the Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, "Law") or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority ("Governmental Order") applicable to Company or the Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, "Contracts"), to which Company or the Company is a party or by which Company or the Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of the Company.

Section 4.06  Public Filings. Each of the Company’s filings with the Securities and Exchange Commission, including but not limited to each of its annual reports on Form 10-K and each of its quarterly reports on Form 10-Q, comply as to form in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

Section 4.07  Undisclosed Liabilities. The Company has no liabilities, obligations, or commitments of any nature whatsoever, whether asserted, known, absolute, accrued, matured, or otherwise (collectively, "Liabilities"), except the Notes.

Section 4.08  Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, the Company has been operating in the ordinary course of business consistent with past practice and there has not been, with respect to the Company, any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Company.

Section 4.09  Material Contracts and Closing Documents.

(a)  Company has the following agreements (each, a “Material Contract”, and collectively, the “Material Contracts”): that certain agreement by and between Timothy G. Foat and the Company dated March 13, 2023, that certain license agreement effective as of June 26, 2023 made and entered into by and between the Company and DYO Biotechnologies, Pty, Ltd, and that certain agreement by and between the Company and Zander Biologics, Inc. dated June 30, 2023. Except for the Material Contracts, the Company has no other material agreements with any other parties (“material” for purposes hereof means (a) any contract or other agreement (other than this Agreement), written or oral, of the Company involving monetary liability of or to any Person in an amount in excess of $10,000 in any fiscal year and (b) any other contract or other agreement (other than this Agreement), whether written or oral, to which any Company is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect on the Company, its operations or properties, or the transactions contemplated hereby).

(b)  Each Material Contract is valid and binding on Company in accordance with its terms and is in full force and effect. None of the Company or, to Company's knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under),or has provided or received any notice of any intention to terminate, any Material Contract. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Purchaser.

(c)  The Vaini Letter of Resignation, the form of which is set forth on Exhibit I hereto, represents a valid and effective resignation as of the date hereof.

(d)  The Lander Letter of Resignation, the form of which is set forth on Exhibit II hereto, represents a valid and effective resignation as of the date hereof.

(e)  The Written Consent of the Director appointing the new officers of the Company, the form of which is set forth on Exhibit III hereto, represents a valid and effective appointment of officers of Company, effective as of the date hereof.

(f)  The Vaini Stock Power, the form of which is set forth on Exhibit IV hereto, represents a valid and effective assignment and surrender of shares to Company, effective as of the date hereof.

(g)  The Lander Stock Power, the form of which is set forth on Exhibit V hereto, represents a valid and effective assignment and surrender of shares to Company, effective as of the date hereof.

(h)  The Secretary’s Certificate, the form of which is set forth on Exhibit VI hereto, is complete and accurate and contains the current (as of the date hereof) Articles of Incorporation and Bylaws of Company.

(i)  The Foat Agreement, the form of which is set forth on Exhibit VII hereto, is complete, accurate, and represents the entire agreement between the parties thereto, including that Company no longer has any obligation to issue shares pursuant to the original agreement contemplated therein.

(j)  The DYO Agreement, the form of which is set forth on Exhibit VIII hereto, is complete, accurate, and represents the entire agreement between the parties thereto.

(k)  The Zander Biologics Amendment, the form of which is set forth on Exhibit IX hereto, is complete, accurate, and represents the entire agreement between the parties thereto, including that Company no longer has any obligation to issue shares pursuant to the original agreement contemplated therein.

(l)  The Zander Biologics Assignment of Promissory Note, the form of which is set forth on Exhibit X hereto, is a complete and accurate list of all outstanding debts of Company with the counterparty, and, upon its execution, will be a complete assignment of the promissory note(s) set forth therein. Along with Sellers and Company, Zander Biologics represents to the completeness and accuracy of the Zander Biologics Assignment of Promissory Note.

(m)  The Zander Therapeutics Assignment of Promissory Notes, the form of which is set forth on Exhibit XI hereto, is a complete and accurate list of all outstanding debts of Company with the counterparty, and, upon its execution, will be a complete assignment of the promissory note(s) set forth therein. Along with Sellers and Company, Zander Therapeutics, Inc. represents to the completeness and accuracy of the Zander Therapeutics Assignment of Promissory Notes.

(n)  The Bostonia Partners Assignment of Promissory Notes, the form of which is set forth on Exhibit XII hereto, is a complete and accurate list of all outstanding debts of Company with the counterparty, and, upon its execution, will be a complete assignment of the promissory note(s) set forth therein. Along with Sellers and Company, Bostonia Partners represents to the completeness and accuracy of the Bostonia Partners Assignment of Promissory Notes.

Section 4.10  Real Property; Title to Assets.

(a)  Section 3.10(a) of the Disclosure Schedules lists all real property in which the Company has an ownership or leasehold (or subleasehold) interest (together with all buildings, structures, and improvements located thereon, the "Real Property"), including: (i) the street address of each parcel of Real Property; (ii) for Real Property that is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease, and any termination or renewal rights of any party to the lease; and (iii) the current use of each parcel of Real Property. Company has delivered or made available to Purchaser true, correct, and complete copies of all Contracts, title insurance policies, and surveys relating to the Real Property.

(b)  The Company has good and valid (and, in the case of owned Real Property, good and indefeasible fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date (other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date). All Real Property and such personal property and other assets (including leasehold interests) are free and clear of Encumbrances except for those items set forth in Section 3.10(b) of the Disclosure Schedules.

(c)  The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to possess, lease, occupy, or use any leased Real Property. The use of the Real Property in the conduct of the Company's business does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit, or Contract and no material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company.

Section 4.11  Intellectual Property.

(a)  The term "Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights, including all applications and registrations; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; (vi) other intellectual or industrial property and related proprietary rights, interests, and protections; and (vii) pending applications for any of the foregoing.

(b)  The Company owns or has rights in the following Intellectual Property: a fifty per cent (50%) interest in and to the invention disclosed in US Patent US11377442B2, all patent rights to the invention described in US Patent US11377442B2 as well as all trade secrets and associated good will to the invention described in US Patent US11377442B2 and the invention disclosed in US Patent US10472351B2 , all patent rights to the invention described in US Patent US10472351B2 as well as all trade secrets and associated good will to the invention described in US Patent US10472351B2 (the "Company IP Registrations"). Except for the Company IP Registrations, the Company owns no Intellectual Property and has no rights in any Intellectual Property. The Company owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Company's business as currently conducted or as proposed to be conducted (the "Company Intellectual Property"), free and clear of all Encumbrances. All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all necessary steps to maintain and enforce the Company Intellectual Property.

(c)  The conduct of the Company's business as currently and formerly conducted and as proposed to be conducted has not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property.

Section 4.12  Insurance. Section 3.13 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of insurance maintained by Company or its Affiliates (including the Company) and relating to the assets, business, operations, employees, officers, and directors of the Company (collectively, the "Insurance Policies"). Such Insurance Policies: (a) are in full force and effect; (b) are valid and binding in accordance with their terms; (c) are provided by carriers who are financially solvent; and (d) have not been subject to any lapse in coverage. Neither Company nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have been paid. None of Company or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound. For purposes of this Agreement: (x) "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (y) the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other ownership interests, by contract, or otherwise.

Section 4.13  Legal Proceedings; Governmental Orders.

(a)  There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, "Actions") pending or, to Company's knowledge, threatened against or by the Company, Company, or any Affiliate of Company: (i) relating to or affecting the Company or any of the Company's properties or assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)  There are no outstanding, and the Company is in compliance with all, Governmental Orders against, relating to, or affecting the Company or any of its properties or assets.

Section 4.14  Compliance with Laws; Permits.

(a)  The Company has complied, and is now complying, with all Laws applicable to it or its business, properties, or assets.

(b)  All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, "Permits") in order for the Company to conduct its business, including, without limitation, owning or operating any of the Real Property, have been obtained and are valid and in full force and effect. Section 3.15(b) of the Disclosure Schedules lists all current Permits issued to the Company and no event has occurred that would reasonably be expected to result in the revocation or lapse of any such Permit.

Section 4.15  Environmental Matters.

(a)  The terms: (i) "Environmental Laws" means all Laws, now or hereafter in effect, in each case as amended or supplemented from time to time, relating to the regulation and protection of human health, safety, the environment, and natural resources, including any federal, state, or local transfer of ownership notification or approval statutes; and (ii) "Hazardous Substances" means: (A) "hazardous materials," "hazardous wastes," "hazardous substances," "industrial wastes," or "toxic pollutants," as such terms are defined under any Environmental Laws; (B) any other hazardous or radioactive substance, contaminant, or waste; and (C) any other substance with respect to which any Environmental Law or Governmental Authority requires environmental investigation, regulation, monitoring, or remediation.

(b)  The Company has complied, and is now complying, with all Environmental Laws. Neither the Company nor Company has received notice from any Person that the Company, its business or assets, or any real property currently or formerly owned, leased, or used by the Company is or may be in violation of any Environmental Law or any applicable Law regarding Hazardous Substances.

(c)  There has not been any spill, leak, discharge, injection, escape, leaching, dumping, disposal, or release of any kind of any Hazardous Substances in violation of any Environmental Law: (i) with respect to the business or assets of the Company; or (ii) at, from, in, adjacent to, or on any real property currently or formerly owned, leased, or used by the Company. There are no Hazardous Substances in, on, about, or migrating to any real property currently or formerly owned, leased, or used by the Company, and such real property is not affected in any way by any Hazardous Substances.

Section 4.16  Employee Benefit Matters.

(a)  Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (as amended, and including the regulations thereunder, "ERISA"), whether or not written and whether or not subject to ERISA, and each supplemental retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, equity, change in control, retention, severance, salary continuation, and other similar agreement, plan, policy, program, practice, or arrangement which is or has been established, maintained, sponsored, or contributed to by the Company or under which the Company has or may have any Liability (each, a "Benefit Plan").

(b)  For each Benefit Plan, Company has made available to Purchaser accurate, current, and complete copies of each of the following: (i) the plan document with all amendments, or if not reduced to writing, a written summary of all material plan terms; (ii) any written contracts and arrangements related to such Benefit Plan, including trust agreements or other funding arrangements, and insurance policies, certificates, and contracts; (iii) in the case of a Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent favorable determination or national office approval letter issued by the Internal Revenue Service and any legal opinions issued thereafter with respect to the Benefit Plan's continued qualification; (iv) the most recent Form 5500 filed with respect to such Benefit Plan; and (v) any material notices, audits, inquiries, or other correspondence from, or filings with, any Governmental Authority relating to the Benefit Plan.

(c)  Each Benefit Plan and related trust has been established, administered, and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code). Nothing has occurred with respect to any Benefit Plan that has subjected or could subject the Company or, with respect to any period on or after the Closing Date, Purchaser or any of its Affiliates, to a civil action, penalty, surcharge, or Tax under applicable Law or which would jeopardize the previously-determined qualified status of any Benefit Plan. All benefits, contributions, and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles. Benefits accrued under any unfunded Benefit Plan have been paid, accrued, or adequately reserved for to the extent required by GAAP.

(d)  The Company has not incurred and does not reasonably expect to incur: (i) any Liability under Title I or Title IV of ERISA, any related provisions of the Code, or applicable Law relating to any Benefit Plan; or (ii) any Liability to the Pension Benefit Guaranty Corporation. No complete or partial termination of any Benefit Plan has occurred or is expected to occur.

(e)  The Company has not now or at any time within the previous six years contributed to, sponsored, or maintained: (i) any "multiemployer plan" as defined in Section 3(37) of ERISA; (ii) any "single-employer plan" as defined in Section 4001(a)(15) of ERISA; (iii) any "multiple employer plan" as defined in Section 413(c) of the Code; (iv) any "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA; (v) a leveraged employee stock ownership plan described in Section 4975(e)(7) of the Code; or (vi) any other Benefit Plan subject to required minimum funding requirements.

(f)  Other than as required under Sections 601 to 608 of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason.

(g)  Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) entitle any current or former director, officer, employee, independent contractor, or consultant of the Company to any severance pay, increase in severance pay, or other payment; (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; (iii) limit or restrict the right of the Company to amend or terminate any Benefit Plan; (iv) increase the amount payable under any Benefit Plan; (v) result in any "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (vi) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

Section 4.17  Employment Matters.

(a)  Section 3.18(a) of the Disclosure Schedules lists: (i) all employees, independent contractors, and consultants of the Company; and (ii) for each individual described in clause (i), (A) the individual's title or position, hire date, and compensation, (B) any Contracts entered into between the Company and such individual, and (C) the fringe benefits provided to each such individual. All compensation payable to all employees, independent contractors, or consultants of the Company for services performed on or prior to the Closing Date have been paid in full.

(b)  The Company is not, and has not been, a party to or bound by any collective bargaining agreement or other Contract with a union or similar labor organization (collectively, "Union"), and no Union has represented or purported to represent any employee of the Company. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, picketing, or other similar labor disruption or dispute affecting the Company or any of its employees.

(c)  The Company is and has been in compliance with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing employees of the Company.

Section 4.18  Taxes.

(a)  All returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (collectively, "Tax Returns") required to be filed by the Company on or before the Closing Date have been timely filed. Such Tax Returns are true, correct, and complete in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Company has delivered to Purchaser copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after December 31, 2021. The term "Taxes" means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

(b)  The Company has not been a member of an affiliated, combined, consolidated, or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local, or foreign Law), as transferee or successor, by contract, or otherwise.

(c)  There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(d)  Company is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

Section 4.19  Books and Records. The minute books and share record and transfer books of the Company, all of which are in the possession of the Company and have been made available to Purchaser, are complete and correct.

Section 4.20  Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Company.

Section 4.21  Full Disclosure. No representation or warranty by Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
Representations and warranties of Purchaser

Purchaser represents and warrants to Company that the statements contained in this Article IV are true and correct as of the date hereof.

Section 5.01  Organization and Authority of Purchaser. Purchaser is a limited liability company duly organized, validly existing, and in good standing under the Laws of the state of Utah. Purchaser has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and any other Transaction Document to which Purchaser is a party, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability action on the part of Purchaser. This Agreement and each Transaction Document constitute legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms.

Section 5.02  No Conflicts; Consents. The execution, delivery, and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other governing documents of Purchaser; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Purchaser; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any Permit, license, or Governmental Order.

Section 5.03  Investment Purpose. Purchaser is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Purchaser acknowledges that Company has not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

ARTICLE VI Representations and warranties of the Sellers

Section 6.01  Each of the Sellers hereby represents and warrants that upon completion of the transactions contemplated herein, (i) the Seller will no longer own any capital stock of the Company or any instrument or product convertible into capital stock of the Company, (ii) No outstanding amount will be payable by the Company to the Seller, whether by contract, claim, right, or arising out of employment, or otherwise, (and any such amounts are hereby expressly waived and forgiven). For purposes of this Agreement 309,000 common shares owned by DYO BIOTECHNOLOGIES, PTY, LTD shall not be considered owned by a Seller.

ARTICLE VII Representations and warranties of noteholders

Section 7.01  Each of the Noteholders hereby represents, warrants and covenants, jointly and severally, to each of the Purchaser and the Company (i) that neither the Noteholder nor any affiliate thereof holds any indebtedness of the Company other than its respective Notes as discussed above; and (ii) upon payment of the Note Purchase Price by the Purchaser as contemplated in Section 1.01, all indebtedness of the Company payable to the Noteholder or any of its affiliates shall hereby be deemed to have been repaid in full and each Noteholder will indemnify and hold harmless the Company against any claim asserting an amount payable by the Company thereto, whether in its name or in the name of an affiliate thereof.

ARTICLE VIII
Covenants

Section 8.01  Form 8-K Filing. The Company is hereby authorized to make timely filing of a current report on Form 8-K with the United States Securities and Exchange Commission disclosing the terms and conditions of this Agreement including a copy of this Agreement as an exhibit shall not constitute a breach if this Section IX.

Section 8.02  Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE IX
Tax matters

Section 9.01  Tax Covenants.

(a)  Without the prior written consent of Purchaser, Sellers shall not, to the extent it may affect or relate to the Company: (i) make, change, or rescind any Tax election; (ii) amend any Tax Return; (iii) take any position on any Tax Return; or (iv) take any action, omit to take any action, or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Company, in respect of any taxable period that begins after the Closing Date or, in respect of any taxable period that begins before and ends after the Closing Date (each such period, a "Straddle Period"), the portion of any Straddle Period beginning after the Closing Date.

(b)  All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents shall be borne and paid by Company when due. Company shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Purchaser shall cooperate with respect thereto as necessary).

(c)  Purchaser shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any taxable period or portion thereof ending on or before the Closing Date and all Straddle Period Tax Returns. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method.

Section 9.02  Straddle Period. In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are allocated to Pre-Closing Tax Periods (as defined in Section 9.04) for purposes of this Agreement shall be: (a) in the case of Taxes: (i) based upon, or related to, income, receipts, profits, wages, capital, or net worth; (ii) imposed in connection with the sale, transfer, or assignment of property; or (iii) required to be withheld, the amount of Taxes which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 9.03  Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company, Company, nor any of Company's Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 9.04  Tax Indemnification. Vaini shall indemnify the Company, Purchaser, and each Purchaser Indemnitee ( as such term is defined in Section 10.01 of this Agreement) and hold them harmless from and against (a) any loss, damage, liability, deficiency, Action, judgment, interest, award, penalty, fine, cost or expense of whatever kind (collectively, including reasonable attorneys' fees and the cost of enforcing any right to indemnification under this Agreement, "Losses") attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.18; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking, or obligation in ARTICLE IX; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods (as defined below); (d) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state, or local Law; and (e) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys' and accountants' fees) incurred in connection therewith, Company shall reimburse Purchaser for any Taxes of the Company that are the responsibility of Company pursuant to this Section 9.04 within ten business days after payment of such Taxes by Purchaser or the Company. The term "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

Section 9.05  No Section 336(e) Election. Sellers shall not make an election under Section 336(e) of the Code with respect to the transactions contemplated by this Agreement.

Section 9.06  Cooperation and Exchange of Information. Sellers and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this ARTICLE IX or in connection with any proceeding in respect of Taxes of the Company, including providing copies of relevant Tax Returns and accompanying documents. Each of Company and Purchaser shall retain all Tax Returns and other documents in its possession relating to Tax matters of the Company for any Pre-Closing Tax Period (collectively, "Tax Records") until the expiration of the statute of limitations of the taxable periods to which such Tax Records relate.

Section 9.07  Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.18, 5.18 and this ARTICLE IX shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus 90 days.

ARTICLE X
Indemnification

Section 10.01  Indemnification by Vaini. Subject to the other terms and conditions of this ARTICLE X, Vaini shall indemnify and defend each of Purchaser and its Affiliates (including the Company) and their respective Representatives (collectively, the "Purchaser Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)  any inaccuracy in or breach of any of the representations or warranties of Company or any Seller contained in this Agreement or the other Transaction Documents; or

(b)  any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Company or any Seller pursuant to this Agreement or the other Transaction Documents.

Section 10.02  Indemnification by Purchaser. Subject to the other terms and conditions of this ARTICLE X, Purchaser shall indemnify and defend each of Company and its Affiliates and their respective Representatives (collectively, the "Company Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Company Indemnitees based upon, arising out of, with respect to, or by reason of:

(a)  any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or the other Transaction Documents; or

(b)  any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Purchaser pursuant to this Agreement.

Section 10.03  Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly provide written notice of such claim to the other party (the "Indemnifying Party"). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 10.04  Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.18 which are subject to ARTICLE IX) and all related rights to indemnification shall survive the Closing and shall remain in full force and effect until the date that is five years from the Closing Date; provided, however, the representations and warranties in Articles IV, V, VI and VII shall survive indefinitely. Subject to ARTICLE IX, all covenants and agreements of the parties contained herein shall survive the Closing indefinitely unless another period is explicitly specified herein. Notwithstanding the foregoing, any claims which are timely asserted in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 10.05  Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event, or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.18 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking, or obligation in ARTICLE IX) shall be governed exclusively by Article IX hereof.

Section 10.06  Cumulative Remedies. The rights and remedies provided for in this ARTICLE X (and in Article VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.

ARTICLE XI
Miscellaneous

Section 11.01  Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that the prevailing party shall be entitled to recover reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled in enforcing the terms of this Agreement.

Section 11.02  Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.02):

If to Sellers:	_______________________ _______________________ Email: Attention:

with a copy (which shall not constitute notice) to:	_______________________ _______________________ Email: Attention:

If to Purchaser:	Worldwide Holdings Investment Group, L.L.C. c/o Parr Brown Gee & Loveless Attn: Dane Johansen 101 S. 200 E. Suite 700, Salt Lake City, UT 84111 Email: djohansen@parrbrown.com

If to Noteholders:	4700 Spring Street, Suite 304, Las Mesa, CA 91942 Email: venturebridge@gmail.com Attention: David R. Koos

Section 11.03  Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.04  Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 11.05  Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, any exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.06  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.07  Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. No single or partial exercise of any right or remedy hereunder shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 11.08  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)  All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Utah without giving effect to any choice or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Utah in each case located in the city of Salt Lake and county of Salt Lake, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.09  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers or representatives.

SYBLEU Inc.

By: /s/ Joseph Vaini Name: Joseph Vaini Its: Director & Chief Executive Officer

Worldwide Holdings Investment Group, L.L.C.

By: /s/ Lamar Jensen Name: Lamar Jensen Its: Chief Executive Officer

Zander Biologics, Inc.

By: /s/ David Koos Name: David Koos Its: Chief Executive Officer

Zander Therapeutics, Inc.

By: /s/ David Koos Name: David Koos Its: Chief Executive Officer

Bostonia Partners, Inc.

By: /s/ Timothy Foat Name: Timothy Foat Its: Chief Executive Officer

Harry Lander

/s/ Harry Lander

Joseph G. Vaini

/s/ Joseph G. Vaini
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Disclosure Schedules

None.

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EXHIBIT I - Vaini Letter of Resignation

LETTER OF RESIGNATION

April 12, 2024

In connection with that certain Stock and Note Purchase Agreement, dated on or about the date hereof, between SYBLEU Inc., a Wyoming corporation (“Company”), Worldwide Holdings Investment Group, L.L.C., a Utah limited liability company, Zander Therapeutics, Inc., Zander Biologics, Inc., Bostonia Partners, Inc., Harry Lander and Joseph G. Vaini, the undersigned hereby resigns as an officer, director, manager, managing member, and any other title that the undersigned may hold, of the Company, such resignation to be effective as of the date first set forth above.

/s/ Joseph G. Vaini

Joseph G. Vaini

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EXHIBIT II - Lander Letter of Resignation

LETTER OF RESIGNATION

April 12, 2024

In connection with that certain Stock and Note Purchase Agreement, dated on or about the date hereof, between SYBLEU Inc., a Wyoming corporation (“Company”), Worldwide Holdings Investment Group, L.L.C., a Utah limited liability company, Zander Therapeutics, Inc., Zander Biologics, Inc., Bostonia Partners, Inc., Harry Lander and Joseph G. Vaini, the undersigned hereby resigns as an officer, director, manager, managing member, and any other title that the undersigned may hold, of the Company, such resignation to be effective as of the date first set forth above.

/s/ Harry Lander

Harry Lander

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EXHIBIT III - Written Consent of Director

WRITTEN CONSENT

OF

THE DIRECTOR

OF

SYBLEU INC.

Effective as of April 12, 2024

Pursuant to the provisions of the Wyoming Business Corporation Act and the Bylaws of SYBLEU Inc., a Wyoming corporation (the “Company”), the undersigned, being the sole member of the board of directors (the “Director”) of the Company and in connection with that certain Stock and Note Purchase Agreement, dated on or about the date hereof, between the Company, Worldwide Holdings Investment Group, L.L.C., a Utah limited liability company, Zander Therapeutics, Inc., Zander Biologics, Ind., Bostonia Partners, Inc., Harry Lander and Joseph G. Vaini, does hereby take the following actions without a meeting, by consent of said Director as set forth in the following resolutions, as if taken by vote of the Directors at a special meeting of the directors of the Company at which the Directors were present:

WHEREAS, the Director has determined that it is advisable and in the best interests of the Company to appoint each of the following persons as authorized officers of the Company with the titles listed next to his name below:

Jeremy Davey – Director, Chairman of the Board of Directors and Chief Executive Officer

Laman Milner – Director and President

John Clark – Director and Secretary

NOW, THEREFORE, BE IT RESOLVED, that each of the above listed persons are appointed to serve the Company as an authorized officer with the titles listed next to his name until the election, appointment, and qualification of his respective successor, or until his earlier death, resignation or removal; and it is

FURTHER RESOLVED, that in addition to and without limiting the foregoing, the Director or any other officer of the Company be, and hereby is, authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be executed and delivered, for and in the name and on behalf of the Company, signing with the authority of any one or more of the titles listed next to his name above, all such instruments and documents as he deems necessary or appropriate in order to effect the intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all actions heretofore taken by such Director or officer of the Company in connection with the subject of the foregoing recitals and resolutions be, and hereby are, approved, ratified and confirmed in all respects as the acts and deeds of the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this written consent to action effective as of the date first written above.

DIRECTOR:

/s/ Joseph Vaini

Joseph Vaini

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Exhibit IV - Vaini Stock Power

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Exhibit V – LANDER STOCK POWER

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Exhibit VI - Secretary’s Certificate

CERTIFICATE OF SECRETARY

SYBLEU INC.

Date: April 12, 2024

Pursuant to Section 3.01(e) of that certain Stock and Note Purchase Agreement (the “Purchase Agreement”) dated on or about the date hereof, entered into between SYBLEU Inc., a Wyoming corporation (the “Company”), Worldwide Holdings Investment Group, L.L.C., a Nevada limited liability company (“Purchaser”), Zander Therapeutics, Inc., Zander Biologics, Inc., Bostonia Partners, Inc., Harry Lander and Joseph G. Vaini, the undersigned Secretary of the Company hereby certifies to Purchaser, in connection with the Purchase Agreement, as follows:

1.	Attached hereto as Exhibit A are true and complete copies of all resolutions of the board of directors and the stockholders of the Company authorizing the execution, delivery, and performance of the Purchase Agreement, and the other agreements, instruments, and documents required to be delivered in connection with the Purchase Agreement or at the Closing to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, and such resolutions are in full force and effect.
2.	Attached hereto as Exhibit B is a true, correct and complete copy of the Articles of Incorporation of the Company, including any amendments and restatements thereof. Such articles have not been further amended, repealed or revoked and remain in full force and effect as of the date hereof, and no proceedings to amend, modify, supersede, rescind or revoke such articles are pending or contemplated as of the date hereof.
3.	Attached hereto as Exhibit C is a true, correct and complete copy of the Bylaws of the Company, including any amendments and restatements thereof. Such bylaws have not been further amended, repealed or revoked and remain in full force and effect as of the date hereof, and no proceedings to amend, modify, supersede, rescind or revoke such bylaws are pending or contemplated as of the date hereof.
4.	The following are the duly appointed officers of the Company, and the signature next to each such officer is the true, correct and authentic signature of the authorized representative thereof, and each such person is authorized to execute and deliver the Purchase Agreement to which the Company is or will be party and the other documents to be executed and delivered by the Company in connection therewith:

[Signature Page Follows]

Name	Office/Title	Specimen Signature
	Chief Executive Officer	/s/ Joseph Vaini
Joseph Vaini

	Chief Scientific Officer	/s/ Harry Lander
Harry Lander

	Secretary	/s/ Joseph Vaini
Joseph Vaini

[Remainder of page is blank; signatures follow on the next page.]

11

IN WITNESS WHEREOF, the undersigned Secretary of the Company has executed this Certificate as of the date first set forth above.

/s/ Joseph Vaini

Joseph Vaini, Secretary

12

Exhibit A

Resolutions

SYBLEU INC.

Action by Written Consent

of the Board of Directors and Requisite Shareholders

in Lieu of a Meeting

Effective April 12, 2024

The undersigned, being the sole member of the Board of Directors (the “Board”) and shareholders (the “Shareholders”) holding a majority of the stock of SYBLEU Inc., a Wyoming corporation (the “Company”), do hereby take the following actions without a meeting, by consent of said Board and Shareholders as set forth in the following resolutions, as if taken by vote of the Board and Shareholders at a special meeting of the Board and Shareholders at which all of the members of the board of directors and shareholders were present. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in that certain Stock and Note Purchase Agreement (the “Purchase Agreement”), dated on or about the date hereof, between the Company, Worldwide Holdings Investment Group, L.L.C., a Nevada limited liability company (“Purchaser”), Zander Therapeutics, Inc., Zander Biologics, Inc., Bostonia Partners, Inc., Harry Lander and Joseph G. Vaini.

Approval of Purchase Transaction

WHEREAS, the undersigned Shareholders own approximately 58.5% of the issued and outstanding stock of the Company; and

WHEREAS, the Company, acting by and through its duly authorized officers and with the approval of the Shareholders, has been in negotiations regarding the purchase certain debt and equity interests in the Company, pursuant to the Purchase Agreement, together with all ancillary agreements and documents (the “Ancillary Agreements”), and all related transactions contemplated thereunder (collectively, the “Purchase Transaction”); and

WHEREAS, the Board and the Shareholders, after review and analysis of the relevant information and documentation, hereby deem it advisable and in the best interest of the Company and its Shareholders to enter into the Purchase Transaction; therefore, it is hereby,

RESOLVED, that the undersigned members of the Board and the Shareholders, having considered the Purchase Transaction and being duly advised of the nature of and all material terms and conditions of the Purchase Transaction as presently negotiated, and otherwise being duly advised in the business of the Company, hereby approve of the Purchase Transaction; and

RESOLVED FURTHER, that the form, terms and provisions of the Purchase Agreement, Ancillary Agreements, and such other agreements, documents and instruments as are required or contemplated by the Purchase Agreement (collectively, the “Transaction Agreements”), including but not limited to the transfer in aggregate of 6,210,7990 shares of common stock of the Company owned by Joseph Vaini and Harry Lander, authorization and agreement to transfer 6,210,790 shares of common stock collectively owned by Lander and Vaini, despite each of their respective lock-up agreements dated on or around December 2023 including in Schedule I of their Employment Agreements with the Company, and issuance of 88,789,210 shares of the Company’s common stock stock in exchange for redemption of the notes as contemplated thereunder, with such changes, additions or deletions as the Authorized Officer (defined below) executing the same may approve, and the Company’s performance of its obligations under the Purchase Agreement and the Transaction Agreements to which it is a party and in connection with the Purchase Agreement, are hereby in all respects authorized, approved, adopted and ratified; and

FURTHER RESOLVED, that each member of the Board and the officers of the Company (each, an “Authorized Officer”), be and hereby is authorized and directed to (i) negotiate, execute and deliver for and on behalf of the Company, the Transaction Agreements to which it is a party, in substantially the forms hereby approved, with such changes, additions or deletions as the Authorized Officer executing the same may approve, such execution to be conclusive evidence of such approval, and (ii) negotiate, execute and deliver all other instruments, certificates, papers, agreements, and other documents which may be required in connection with the Purchase Agreement and the Transaction Agreements to which it is a party in such forms and of such content as an Authorized Officer shall approve, such execution to be conclusive evidence of such approval; and it is

Miscellaneous

FURTHER RESOLVED, that the Authorized Officer shall be and hereby is authorized and directed, in the name and on behalf of the Company, to cause the Company to pay all fees and expenses incurred by or on behalf of the Company in connection with the transactions contemplated by the foregoing resolutions, including, but not limited to, all fees and expenses of accountants, legal counsel, and other agents of the Company; and to cause the Company to make all payments as such Authorized Officer shall determine to be appropriate, such payments to be conclusive evidence of their determination; and

FURTHER RESOLVED, that the Board and the Shareholders hereby ratify and affirm all actions taken to date by the Authorized Officer and others acting on behalf of the Company in connection with the transactions contemplated by the foregoing resolutions; and

FURTHER RESOLVED, that the authority granted the Authorized Officer by the foregoing resolutions shall be deemed to include, in the case of each such resolution, the authority to perform such further acts and deeds as may be necessary, convenient or appropriate, in the reasonable judgment of the Authorized Officer, to carry out the transactions contemplated thereby and the purposes and intents of the foregoing resolutions that are within the authority conferred hereby; and

FURTHER RESOLVED, that this Written Consent of the Board and Shareholders to the adoption of the foregoing resolutions may be executed in counterparts, all of which taken together shall constitute but one and the same original.

[Signature Page Follows]

13

Each of the undersigned by his signature below, on his own behalf or as an authorized representative:

1.	waives written notice of the time, place and purposes of a special meeting of the Board and shareholders of the Company;
2.	consents to the transaction of the business set forth herein;
3.	affirms that he has read the foregoing resolutions; and
4.	approves, adopts and ratifies the resolutions and all acts taken or authorized therein.

IN WITNESS WHEREOF, the undersigned have executed this Written Consent to be effective as of the date first set forth above.

BOARD: /s/ Joseph Vaini Joseph Vaini

SHAREHOLDERS: /s/ Joseph Vaini Joseph Vaini

/s/ Harry Lander Harry Lander
14

Exhibit B

Articles of Incorporation

[See attached.]

15

Exhibit C

Bylaws

[See attached.]

16

Exhibit VII - Foat Agreement

TERMINATION AGREEMENT AND RELEASE

This Termination Agreement and Release, dated as of April 12, 2024 (this “Agreement”), between Timothy Foat, an individual (“Foat”), and SYBLEU Inc., a Wyoming corporation (the “Company”, and together with Foat, the “Parties”, and each, a “Party”).

RECITALS

WHEREAS, the Parties have entered into that certain Agreement by and Between SYBLEU Inc. and Timothy G Foat, dated as of March 13, 2023 (the “Original Agreement”); and

WHEREAS, the Parties desire to terminate the Original Agreement and mutually release the other from its obligations thereunder, including a release from Foat to the Company of its obligation to issue him 125,000 common shares in the Company.

NOW, THEREFORE, in consideration of the premises set out above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and contingent upon the execution of the Purchase Agreement and the payment of the Purchase Price into the Escrow Account (each as defined in the Purchase Agreement between, inter alia, the Company and Worldwide Holdings Investment Group, L.L.C.), the Parties agree as follows:

AGREEMENT

Termination. Effective as of the date hereof, the Original Agreement is hereby terminated and of no further force or effect.

Satisfaction of Obligations. Notwithstanding anything to the contrary in the Original Agreement, each Party acknowledges that the other Party has satisfied all obligations presently due and that may in the future be due from such Party under the Original Agreement, including, but not limited to, all amounts due and shares to be issued now, and in the future, to Foat from the Company under the Original Agreement.

Release. Each Party, for itself and for each of its respective agents, officers, members, heirs, personal representatives, successors and assigns, as applicable, hereby fully and unconditionally and forever releases, discharges and waives any and all claims (including claims for contribution or indemnity) and liabilities whatsoever that such persons or entities, individually or collectively, may have or claim to have or assert against the other Party, whether known or unknown, contingent or liquidated, now or in the future, relating to or arising out of the Original Agreement.

Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

It has the full right, power, and authority to enter into this Agreement, to grant the release contained herein and to perform its obligations hereunder.

The execution of this Agreement by the individual whose signature is set out at the end of this Agreement on behalf of such Party, and the delivery of this Agreement by such Party, have been duly authorized by all necessary action on the part of such Party.

This Agreement has been executed and delivered by such Party and (assuming due authorization, execution, and delivery by the other Party hereto) constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms.

There are no subsequent amendments or restatements to the Original Agreement.

Indemnification. Except for willful misconduct or gross negligence, each Party (an “Indemnifying Party”) shall defend, indemnify, and hold harmless the other Party, and its officers, directors, employees, agents, affiliates, permitted successors, and permitted assigns (collectively, “Indemnified Party”), against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement, and the cost of pursuing any insurance providers (collectively, “Losses”), arising out or resulting from any claim of a third party alleging: (i) material breach by Indemnifying Party or its employees, consultants, or other personnel of any representation, warranty, covenant, or other obligations set out in this Agreement; or (ii) gross negligence or more culpable act or omission of an Indemnifying Party or its employees, consultants, or other personnel (including any recklessness or willful misconduct) in connection with the performance of its obligations under this Agreement.

Legal Effect. If any clause or provision herein shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision, which shall remain in full force and effect. This Agreement shall be governed by the laws of the State of Utah.

WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY DISPUTE OF ANY NATURE WHATSOEVER THAT MAY ARISE BETWEEN THEM, INCLUDING, BUT NOT LIMITED TO, THOSE DISPUTES RELATING TO OR INVOLVING, IN ANY WAY THE CONSTRUCTION, PERFORMANCE, OR BREACH OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, THE PROVISIONS OF ANY FEDERAL, STATE, OR LOCAL LAW.

Other Agreements. This Agreement supersedes all prior agreements and understanding among the Parties with respect to the subject matter hereof and may not be modified unless and until such modification shall have been approved in writing by each Party.

Parties Bound. This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns when permitted by this Agreement.

Counterparts. This Agreement shall not be valid and binding until executed and delivered by both parties, and may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

[Signature Page Follows]

17

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement through their duly authorized representatives on the day and year first above written.

The Company:

SYBLEU Inc. By: /s/ Joseph Vaini Name: Joseph Vaini Title: Chief Executive Officer

Timothy G. Foat:

/s/ Timothy G. Foat
18

Exhibit VIII - DYO Agreement

TERMINATION AGREEMENT AND RELEASE

This Termination Agreement and Release (this “Agreement”) is entered into as of April 12, 2024, by and between SYBLEU Inc., a Wyoming corporation (the “Company”) and DYO Biotechnologies, Pty, Ltd, a Singapore company (“DYO”) (each a “Party” and collectively, the “Parties”).

RECITALS

A. The Parties executed that certain License Agreement with an effective date of June 26, 2023 (the “Original Agreement”).

B. The Parties desire to mutually terminate the Original Agreement and to set forth their agreement with respect to the termination of the Original Agreement.

NOW, THEREFORE, in consideration of the terms and covenants contained in this Agreement and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

AGREEMENT

1.  Termination. Effective as of the date hereof and contingent upon the execution of the Purchase Agreement and the payment of the Purchase Price into the Escrow Account (each as defined in the Purchase Agreement between, inter alia, the Company and Worldwide Holdings Investment Group, L.L.C.), the Original Agreement is hereby terminated and of no further force or effect.

2.  Satisfaction of Obligations. Notwithstanding anything to the contrary in the Original Agreement, each Party acknowledges that the other Party has satisfied all obligations presently due and that may in the future be due from such Party under the Original Agreement, including, but not limited to, all amounts due now, and in the future, pursuant to the Original Agreement.

3.  Release. Each Party, for itself and for each of its respective agents, officers, members, heirs, personal representatives, successors and assigns, as applicable, hereby fully and unconditionally and forever releases, discharges and waives any and all claims (including claims for contribution or indemnity) and liabilities whatsoever that such persons or entities, individually or collectively, may have or claim to have or assert against the other Party, whether known or unknown, contingent or liquidated, now or in the future, relating to or arising out of the Original Agreement.

4.  Legal Effect. If any clause or provision herein shall be adjudged invalid or unenforceable by a court of competent jurisdiction or by operation of any applicable law, it shall not affect the validity of any other clause or provision, which shall remain in full force and effect. This Agreement shall be governed by the laws of the State of Utah.

5.  WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY DISPUTE OF ANY NATURE WHATSOEVER THAT MAY ARISE BETWEEN THEM, INCLUDING, BUT NOT LIMITED TO, THOSE DISPUTES RELATING TO OR INVOLVING, IN ANY WAY THE CONSTRUCTION, PERFORMANCE, OR BREACH OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, THE PROVISIONS OF ANY FEDERAL, STATE, OR LOCAL LAW.

6.  Other Agreements. This Agreement supersedes all prior agreements and understanding among the Parties with respect to the subject matter hereof and may not be modified unless and until such modification shall have been approved in writing by each Party.

7.  Parties Bound. This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns when permitted by this Agreement.

8.  Counterparts. This Agreement shall not be valid and binding until executed and delivered by both parties, and may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument.

[Signature Page Follows]

19

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement through their duly authorized representatives on the day and year first above written.

THE COMPANY:

SYBLEU INC., a Wyoming corporation By: /s/ Joseph Vaini Name: Joseph Vaini Title: Chief Executive Officer

DYO:

DYO BIOTECHNOLOGIES, PTY, LTD, a Singapore company /s/ Harry Lander Name: Harry Lander Title: Managing Director

20

Exhibit IX - Zander Biologics Amendment

AMENDMENT NO. 1 TO

AGREEMENT

THIS AMENDMENT NO. 1 TO AGREEMENT (this “Amendment”) is executed as of April 12, 2024 (the “Effective Date”) between SYBLEU Inc., a Wyoming corporation (the “Company”), and ZANDER BIOLOGICS, INC. (“Zander”).

RECITALS

A. The Company and Zander are parties to that certain Agreement by and between SYBLEU INC. and ZANDER BIOLOGICS, INC. dated as of June 30, 2023 (the “Agreement”).

B. The Company and Zander desire to enter into this Amendment to amend certain provisions of the Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and conditions set forth herein and contingent upon the execution of the Purchase Agreement and the payment of the Purchase Price into the Escrow Account (each as defined in the Purchase Agreement between, inter alia, the Company and Worldwide Holdings Investment Group, L.L.C.), the Company and Zander hereby agree as follows:

1. Definitions. Unless otherwise defined in this Amendment, all capitalized terms or phrases set forth in this Amendment shall have the definitions ascribed thereto in the Agreement subject to any modifications or changes to such definitions set forth in this Amendment.

2. Conflict. To the extent any term of this Amendment modifies or conflicts with any term of the Agreement, including the terms of any attachment or exhibit thereto, the terms of this Amendment shall control. The headings used in this Amendment are for reference only.

3. Amendment to Section 2(b) of the Agreement. Section 2(b) is hereby deleted in its entirety and replaced with the following:

“(b) [Reserved].”

4. Satisfaction. Zander acknowledges that the Company has satisfied all obligations presently due and that may in the future be due from the Company under Section 2(b) of the Agreement, including, but not limited to, all shares due to be issued now and in the future.

5. Release. Zander, for itself and for each of its respective agents, officers, members, heirs, personal representatives, successors and assigns, as applicable, hereby fully and unconditionally and forever releases, discharges and waives any and all claims (including claims for contribution or indemnity) and liabilities whatsoever that such persons or entities, individually or collectively, may have or claim to have or assert against the Company, whether known or unknown, contingent or liquidated, now or in the future, relating to or arising out of Section 2(b) of the Agreement.

6. Amendment to Section 4 of the Agreement. Section 4 is hereby deleted in its entirety and replaced with the following:

“4. Development and Commercialization

The Parties agree that each party shall have the right but not the obligation to independently develop and commercialize the IP Rights for veterinary use. As used in this Agreement the term develop shall mean to engage in pre-clinical and clinical research and development activities, including toxicology and other pre-clinical development efforts, stability testing, process development, pre-formulation, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical pharmacology, clinical studies (including without limitation Clinical Trials), regulatory affairs, and regulatory approval and clinical study regulatory activities. As used in this Agreement commercialize shall mean engaging in activities directed to marketing, promoting, research and development as required, manufacturing for sale, offering for sale, distributing, importing or selling a product, including sub-licensing or sub-contracting of these activities.

SYBE may not sell any product or therapy derived from the IP Rights unless SYBE has entered into an agreement with Zander whereby SYBE shall pay Zander a royalty on sales of such product or therapy on mutually acceptable terms and conditions.”

7. Amendment to Section 5 of the Agreement. Section 5 is hereby deleted in its entirety and replaced with the following:

“5. Further Sale or License

SYBE may not transfer right, title and interest in and to including, but not limited to, the copyrights, trade secrets, trademarks and associated good will and patent rights to the IP Rights in whole or in part unless the transferee shall have entered into an agreement with Zander whereby transferee shall pay Zander a royalty on sales of any product or therapy derived from the IP Rights on mutually acceptable terms and conditions and transferee agree to ensure that any subsequent transferee shall pay Zander a royalty on sales of any product or therapy derived from the IP on terms and conditions mutually acceptable to both Zander and that subsequent transferee.

SYBE may not grant any rights or license to the IP Rights to any entity without that entity having entered into an agreement to pay Zander a royalty on sales of any product or therapy derived from the IP on terms and conditions mutually acceptable to both Zander and that licensee and/or any subsequent sub-licensee.”

8. Binding Effect. The terms of this Amendment may supplement or replace certain provisions of the Agreement. All other terms of the Agreement not modified by this Amendment shall remain the same. Except as set forth in this Amendment, the Agreement is ratified and affirmed in its entirety and as amended hereby shall continue to bind the Company, Zander and their successors and assigns.

[Signature Page Follows]

21

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above, intending to be legally bound as of the Effective Date.

“THE COMPANY” SYBLEU INC. /s/ Joseph Vaini Name: Joseph Vaini Title: Chief Executive Officer	“ZANDER” ZANDER BIOLOGICS, INC. /s/ David Koos Name: David Koos Title: Chief Executive Officer

22

Exhibit x - Zander Biologics Assignment of Promissory Note

ASSIGNMENT OF PROMISSORY NOTE

This Assignment of Promissory Note is executed April 12, 2024 by Zander Biologics, Inc. (“Assignor”), in favor of Worldwide Holdings Investment Group, L.L.C., a Nevada limited liability company (“Assignee”).

Recital

A.  Assignor made a certain loan to SYBLEU Inc., a Wyoming corporation (“Borrower”), as evidenced by that certain Promissory Note dated June 30, 2023 in favor of Assignor for the principal amount of $300,000 (the “Note”).

B.  Assignor desires to assign all of Assignor’s right, title and interest in the Note, including the principal amount and all interest accrued thereunder.

Assignment

1.  Contingent upon the execution of the Purchase Agreement and the payment of the Purchase Price into the Escrow Account (each as defined in the Purchase Agreement between, inter alia, the Company and Worldwide Holdings Investment Group, L.L.C), Assignor hereby transfers, assigns and conveys to Assignee and its successors and assigns, all of the right, title and interest, beneficial or otherwise, owned or held by Assignor in, under and to the Note. Assignor agrees to take any and all further actions necessary to transfer to Assignees all of Assignor’s right, title and interest in, under and to the Note.

[Signature Page Follows]

23

IN WITNESS WHEREOF, this Assignment of Promissory Note is made effective as of the date first set forth above.

Assignor:

Zander Biologics, Inc.

/s/ David Koos

Name: David Koos

Its: Chief Executive Officer

24

exhibit xi - Zander Therapeutics Assignment of Promissory Notes

ASSIGNMENT OF PROMISSORY NOTES

This Assignment of Promissory Notes is executed April 12, 2024 by Zander Therapeutics, Inc. (“Assignor”), in favor of Worldwide Holdings Investment Group, L.L.C., a Nevada limited liability company (“Assignee”).

Recital

C.  Assignor made certain loans to SYBLEU Inc., a Wyoming corporation (“Borrower”), as evidenced by:

a. That certain Promissory Note dated April 4, 2023 in favor of Assignor for the principal amount of $12,500;

b. That certain Promissory Note dated August 2, 2023 in favor of Assignor for the principal amount of $5,500;

c. That certain Promissory Note dated October 16, 2023 in favor of Assignor for the principal amount of $5,500;

d. That certain Promissory Note dated January 23, 2024 in favor of Assignor for the principal amount of $5,500

(collectively, the “Notes”).

D.  Assignor desires to assign all of Assignor’s right, title and interest in the Notes, including the principal amount and all interest accrued thereunder.

Assignment

2.  Contingent upon the execution of the Purchase Agreement and the payment of the Purchase Price into the Escrow Account (each as defined in the Purchase Agreement between, inter alia, the Company and Worldwide Holdings Investment Group, L.L.C.), Assignor hereby transfers, assigns and conveys to Assignee and its successors and assigns, all of the right, title and interest, beneficial or otherwise, owned or held by Assignor in, under and to the Notes. Assignor agrees to take any and all further actions necessary to transfer to Assignees all of Assignor’s right, title and interest in, under and to the Notes.

[Signature Page Follows]

25

IN WITNESS WHEREOF, this Assignment of Promissory Notes is made effective as of the date first set forth above.

Assignor:

Zander Therapeutics, Inc.

/s/ David Koos

Name: David Koos

Its: Chief Executive Officer

26

exhibit xii - Bostonia Partners Assignment of Promissory Notes

ASSIGNMENT OF PROMISSORY NOTES

This Assignment of Promissory Notes is executed April 12, 2024 by Bostonia Partners, Inc. (“Assignor”), in favor of Worldwide Holdings Investment Group, L.L.C., a Nevada limited liability company (“Assignee”).

Recital

E.  Assignor made certain loans to SYBLEU Inc., a Wyoming corporation (“Borrower”), as evidenced by:

a. That certain Promissory Note dated September 20, 2021 in favor of Assignor for the original principal amount of $20,000 and outstanding principal amount of $10,000;

b. That certain Promissory Note dated September 30, 2021 in favor of Assignor for the principal amount of $30,000;

c. That certain Promissory Note dated October 5, 2021 in favor of Assignor for the principal amount of $100,000;

d. That certain Promissory Note dated June 29, 2023 in favor of Assignor for the principal amount of $25,000

(collectively, the “Notes”).

F.  Assignor desires to assign all of Assignor’s right, title and interest in the Notes, including the principal amount and all interest accrued thereunder.

Assignment

3.  Contingent upon the execution of the Purchase Agreement and the payment of the Purchase Price into the Escrow Account (each as defined in the Purchase Agreement between, inter alia, the Company and Worldwide Holdings Investment Group, L.L.C.), Assignor hereby transfers, assigns and conveys to Assignee and its successors and assigns, all of the right, title and interest, beneficial or otherwise, owned or held by Assignor in, under and to the Notes. Assignor agrees to take any and all further actions necessary to transfer to Assignees all of Assignor’s right, title and interest in, under and to the Notes.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Assignment of Promissory Notes is made effective as of the date first set forth above.

Assignor:

Bostonia Partners, Inc.

/s/ Timothy Foat

Name: Timothy Foat

Its: Chief Executive Officer

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EXHIBIT XIII – LOST NOTE AFFIDAVIT

AFFIDAVIT OF LOST PROMISSORY NOTE

The undersigned affiant, [●] (“Affiant”), certifies and swears that:

1. The Affiant is the sole payee and holder of that certain promissory note dated as of [●] (the “Original Note”), in the principal amount of $[●], and duly executed by SYBLEU Inc. (“Obligor”) in favor of Affiant (the “Note”).

2. Worldwide Holdings Investment Group, L.L.C. (“Purchaser”) has agreed to pay to Affiant, and Affiant has agreed to accept, the sum as set forth in that certain Purchase Agreement dated on or around the date hereof by and among, inter alia, the Obligor, the Purchaser and the Affiant (the “Purchase Agreement”), to purchase the Note.

3. Upon receipt of the payment as contemplated by the Purchase Agreement, Affiant is required to mark the Note as “paid” and deliver it to Purchaser, whereupon the Note will be cancelled, released, extinguished and of no further force and effect in exchange for issuance of shares by the Obligor to the Purchaser as contemplated in the Purchase Agreement.

4. Affiant has inadvertently lost the Note and, therefore, is unable to comply with his obligation to deliver the Note to Purchaser upon receipt of the Prepayment.

5. Neither the Note nor any part of Affiant’s rights thereunder has, in whole or in part, been sold, transferred or assigned to any other person or entity.

6. A true and correct copy of the Note is attached hereto as Exhibit A.

7. If Affiant ever locates the Note, Affiant will promptly surrender it to Obligor without consideration.

8. Affiant makes this Affidavit to in consideration for Purchaser’s willingness to pay the Purchase Price (as defined in the Purchase Agreement).

9. In consideration of the foregoing, the Affiant, for himself, his heirs, legal representatives, successors and assigns, agrees to

(a) release and forever discharge Obligor, its legal representatives, successors and assigns from any and all claims, suits and causes of action that Affiant may have against Obligor in any way relating to or arising out of the Note; and

(b) indemnify, hold harmless and protect Obligor, its legal representatives, successors and assigns, from any and all losses, damages, liabilities, costs, charges, counsel fees and expenses incurred in connection with or in any way relating to or arising out of (i) any payment, transfer, delivery, exchange or other act made or done with respect to the Note or (ii) any breach or violation of any attestation, agreement, representation or covenant contained in this Affidavit.

IN WITNESS WHEREOF, Affiant has executed this Affidavit on the date set forth below.

Affiant

_________________________________

By:

Its:

Date: __________________

STATE OF [●]  )

 )ss.

COUNTY OF [●] )

Subscribed, sworn to, and acknowledged before me by [●], the Affiant, on this ___ day of April, 2024.

Witness my hand and official seal.

______________________________

Notary Public

29